Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT made this 23rd day of December 2021, between Image Chain Group Limited, Inc., a Nevada corporation (the “Company”) and Or Ka Ming, a Hong Kong resident with Hong Kong identity card number Z663XXXX (the “Consultant”).

WITNESSETH:

WHEREAS, the Company desires to secure the benefit of the Consultant’s network and background to facilitate the Company’s business strategy and planning, and to refer potential clients to the Company in mergers and acquisitions and other matters upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Engagement. The Company hereby engages Consultant as a consultant (the “Engagement”) with respect to business strategy, corporate finance, mergers and acquisitions and general business consulting and Consultant hereby accepts the Engagement. The relationship of Company and Consultant established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participant in a joint undertaking, or (iii) allow Consultant to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Consultant’s business are the sole responsibility of Consultant.

2.	Services. During the term of the Engagement hereunder, Consultant will from time to time make introductions for the purpose of developing business for the Company and negotiations with potential strategic partners, and corporate planning (the “Services”) as requested by the Company, such as the following:

2.1	Advise the Company regarding mergers, acquisitions and strategic alliances. Introduce the Company to and assist the Company in reviewing potential acquisitions and alliances. Assist the Company in negotiating terms and structure, and conducting due diligence of mergers, acquisitions and alliances. The services provided by the Consultant in connection with mergers, acquisitions and strategic alliances shall not include providing fairness opinions stating whether any such transaction is fair from a financial point of view.

3.	No Brokerage. The parties acknowledge that Consultant is not licensed as a registered broker/dealer and does not engage in the sale of securities. Any sales of securities shall be undertaken directly by the Company or through registered broker/dealers. Consultant may provide services solely as a finder in connection with the Company’s sale of securities in accordance with applicable securities laws and regulations but will not undertake any activities in connection with any securities offered by the Company which would require registration as a broker/dealer. Consultant will receive no fees hereunder which will violate any laws or regulations, including those of stock markets or FINRA.

4.	Term. The initial term of the Engagement shall be the period commencing on the date hereof and ending one (1) year thereafter. The term of the Engagement shall automatically be renewed from year to year thereafter unless terminated by either party upon sixty (60) days written notice of its intent not to renew to the other by registered or certified mail prior to the end of the initial term of the Engagement, or any renewal term thereof.

5.	Compensation. In consideration of the Services provided by Consultant herein, the Company shall pay Consultant 25,000,000 shares of restricted common stock of the Company (“restricted common stock”) upon the commencement of the Engagement. The Company shall issue to Consultant, or its designated party listed in Exhibit A, the restricted common stock in book-entry form by the end of 2021. The restricted common stock will be held in the custody of the Company until the end of the Engagement.

6.	Furnishing Information and Confidential Treatment.

6.1	During the term of the Engagement the Company shall provide the Consultant with such information as it shall request concerning the Company, its business and operations, financial statements, plans, forecasts and projections. Such information shall be true and correct and Consultant may rely upon any such information furnished by the Company without independent verification.

6.2	Consultant agrees that, during the term of the Engagement and for a period of three (3) years thereafter, it will not, without the written consent of the Company, use, disclose or authorize or permit anyone under its direction to use or disclose to anyone not properly entitled thereto, any confidential information relative to the business, sales, financial condition and results, customers, strategic plans and prospects, forecasts and projections of the Company or any subsidiary or affiliate thereof. For purposes of the preceding sentence, persons properly entitled to such information shall include such parties to whom such information is reasonably furnished in connection with Consultant’s services hereunder and who have signed a confidentiality agreement in form approved by the Company prior to such disclosure.

7.	Non-Circumvention. The Company agrees that all third parties introduced to it by the Consultant represent significant efforts by and are the work product of the Consultant. For a period of three (3) years following the termination of the Engagement, Company and its subsidiaries, affiliates, successors, assigns, employees and agents shall not contact or conduct business with any financial institution, investor, target companies, resource or placement agent introduced by Consultant to the Company without first obtaining written consent from Consultant and entering into a written agreement with Consultant for just compensation payable to Consultant, to the extent that compensation payable to Consultant is not otherwise covered by this Agreement.

8.	Scope of Responsibility. Neither Consultant nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to the Engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Consultant, other than an action or failure to act undertaken at the request or with the consent of the Company, that is determined to constitute bad faith, willful misconduct or gross negligence on the part of Consultant.

9.	Miscellaneous.

9.1	This Agreement is a personal consulting contract and Consultant may not assign its obligations or rights pursuant to this Agreement without the prior written consent of the Company.

9.2	The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company.

9.3	This Agreement, which contains the entire contractual understanding between the parties, may not be changed orally but only by a written instrument signed by the parties hereto.

9.4	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

9.5	The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.6	Any notices, requests or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, and if to the Consultant, addressed to it at: Flat C, 10/F, 457-463 Chatham Road, Kowloon, Hong Kong, and if to the Company, addressed to it at: No. 6, 6-1, 6-2, Jalan BS 10/6, Taman Bukit Serdang, 43300 Seri Kembangan, Selangor, Malaysia, attention of Chief Executive Officer, or such other address as shall have been specified in writing by either party to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed.

9.7	Any dispute or difference arising out of or in connection with this Agreement, each party expressly agree to endeavor to settle the dispute by mediation administered by the Hong Kong International Arbitration Centre (HKIAC), before having recourse to arbitration or litigation; The mediation shall be conducted in accordance with the HKIAC Mediation Rules (the “Rules”) which are operating at the time the matter is referred to HKIAC; The Rules set out the procedures to be adopted, the process of selection of the mediator and the costs involved; and the terms of the Rules are hereby deemed incorporated into this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Company:
Image Chain Group Limited, Inc.

By:	/s/ Chiea Kah Szen
Chiea Kah Szen
Chief Executive Officer

Consultant:

By:	/s/ Or Ka Ming
Or Ka Ming

Exhibit A

Name, Address of designated party	Number of Common Stock to be issued
My Project Group Limited (Business registration number: 67446108) Flat C, 10/F., 457-463 Chatham Road, Kowloon, Hong Kong	25,000,000-